Item 77C: Matters Submitted to a
Vote of Security Holders

Shareholder Meeting Results
(unaudited)
A Special Meeting of Shareholders
of Federated MDT Series (the
?Trust?), of which the Fund is a
portfolio, was held on October 28,
2013. On August 29, 2013, the
record date for shareholders voting at
the meeting, there were
26,533,246.317 total outstanding
shares of the Trust.
The following item was considered
by shareholders of the Trust and the
results of their voting were as
follows:
AGENDA ITEM
Proposal to elect certain Trustees of
the Trust:1

Name
For
Withheld
John T. Collins
13,608,392.908
253,752.799
Maureen Lally-Green
13,676,380.969
185,764.738
Thomas M. O?Neill
13,614,614.261
247,531.446
P. Jerome Richey
13,657,897.750
204,247.957
1	The following Trustees
continued their terms:
John F. Donahue, J. Christopher
Donahue, Maureen Lally-Green
(having been previously appointed
by the Board), Peter E. Madden,
Charles F. Mansfield, Jr., Thomas
M. O?Neill (having been previously
appointed by the Board), and John S.
Walsh.